Exhibit 99.1

FIDELITY NATIONAL FINANCIAL	PRESS RELEASE

SANCHEZ™ INNOVATE

Fidelity National Financial, Inc. Announces the Acquisition of Sanchez Computer Associates, Inc.

Jacksonville, Fla. and Malvern, PA — (January 28, 2004) — Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 provider of products and outsourced services and solutions to financial institutions and the real estate industry, and Sanchez Computer Associates (“Sanchez” - NASDAQ:SCAI) today announced the signing of a merger agreement pursuant to which FNF will acquire Sanchez.

Sanchez is a leader in developing and marketing scalable and integrated software and services that provide banking, customer integration, outsourcing and wealth management solutions to approximately 400 financial institutions in 22 countries.  The company's primary product offering is Sanchez Profile™, a real-time, multi-currency, strategic core banking deposit and loan processing system that can be utilized on both an outsourced and in-house basis.

Additionally, Sanchez provides an enterprise integration solution and a comprehensive, multi-channel wealth management application that allows financial institutions to manage investor assets on-line by providing a collaborative, holistic client view of assets and holdings based on real-time information.

Sanchez also provides comprehensive data center and business process outsourcing solutions to the direct market under the Sanchez e-PROFILE brand.  A leading provider to internet and direct banks, this solution offers customers the broadest range of technology and business solutions from the industry's “best-in-class” vendors, including Sanchez products.

“The Sanchez acquisition underscores FNF's commitment to provide the marketplace with another alternative that moves financial institutions from legacy to future-state, real-time platforms,” said FNF Chairman and Chief Executive Officer William P. Foley, II.  “Sanchez's management team and technology assets will play key roles in our ongoing focus on modernizing core banking technologies while mitigating the risk our customers face with the underlying business transformation.  Additionally, we are very excited about the new customer relationships with leading global banks that Sanchez will bring into the FNF family.  We are committed to continuing to provide those customers the top quality products and services they have come to expect from Sanchez.”

“FNF is a well respected provider of information solutions to the financial services industry,” said Sanchez Chief Executive Officer Frank Sanchez.  “We are very excited to have the opportunity to work with their customers and the broader marketplace in addressing the key requirements they face in today's ever changing business environment.  We believe that the combination of business knowledge, technical skills, operational experience, financial strength and top-tier customer base is unparalleled by any technology provider in the industry and will produce a compelling value proposition for banks and other financial services institutions that plan to transform to an online real-time infrastructure.”

Under the terms of the merger agreement, Sanchez will become a subsidiary of Fidelity Information Services, Inc., which is a subsidiary of FNF.  Total consideration for each share of Sanchez common stock will be $6.50, composed of $3.25 in cash and $3.25 in FNF stock.  The FNF stock consideration will be calculated using a trailing twenty-day average calculated two days prior to closing.  Sanchez shareholders will have the option to elect any combination of cash and stock, subject to proration such that the overall limitation for the consideration in the transaction will be fifty percent cash compensation and fifty percent compensation in the form of FNF stock.  FNF has entered into voting agreements to support the transaction with Sanchez shareholders holding in excess of 40% of the common vote.  The transaction has been approved by the FNF Board of Directors and no separate FNF shareholder approval is required.  Closing of the transaction is expected in the second quarter of 2004, subject to approval by Sanchez shareholders and customary regulatory and other conditions.

Fidelity National Financial, Inc., number 326 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry.  The Company had total revenue of more than $7.7 billion and earned more than $860 million in 2003, with cash flow from operations of nearly $1.3 billion for that same period.  FNF is one of the world's largest providers of information-based technology solutions and processing services to financial institutions and the mortgage and financial services industries through its subsidiary Fidelity Information Services, Inc.  Fidelity Information Services processes nearly 50 percent of all U. S. residential mortgages, with balances exceeding $2.5 trillion, has processing and technology relationships with 46 of the top 50 U. S. banks and has clients in more than 50 countries who rely on its processing and outsourcing products and services.  Additionally, FNF is the nation's largest title insurance company and also provides other real estate-related services such as escrow, flood and tax certifications with life of loan monitoring, merged credit reporting, property valuations and appraisals, default management, relocation services, flood, homeowners and home warranty insurance, exchange intermediary services, mortgage loan aggregation and fulfillment, multiple listing services software, mortgage loan origination software, collateral scoring analytics and real property data.  More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause FNF's or Sanchez's actual results, performance or achievements to be different from those expressed or implied above. FNF and Sanchez expressly disclaim any duty to update or revise forward-looking statements.  The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management's Discussion and Analysis” section of each of FNF's and Sanchez's Form 10-K and other reports and filings with the Securities and Exchange Commission.

This press release does not constitute an offer of any securities for sale.  In connection with the proposed transaction, FNF and Sanchez will file a registration statement, proxy statement and prospectus with the Securities and Exchange Commission.  INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THESE AND ALL RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and stockholders may obtain a free copy of the registration statement, prospectus, proxy statement, and related documents when they become available from the Securities and Exchange Commission's web site at http://www.sec.gov.  Free copies of these documents may also be obtained from Sanchez by directing a request to Sanchez Computer Associates, Inc., 40 Valley Stream Parkway, Malvern, Pennsylvania, 19355,

Attention: Joseph Waterman, President and Chief Operating Officer, or from FNF by directing a request to Fidelity National Financial, Inc., 601 Riverside Drive, Jacksonville, FL 32204, Attention: Corporate Secretary.

SOURCES:  Fidelity National Financial, Inc. and Sanchez Computer Associates, Inc.

CONTACTS: For FNF: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, 904-854-8120, dkmurphy@fnf.com; For Sanchez, Joseph Waterman, President and COO, 610-578-4112, joe.waterman@sanchez.com